Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

HUHUTECH International Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Title of Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share	Fee Rate	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Ordinary shares, par value US$0.00001 per share(3)	1,000,000	$5.00	0.00011020	$5,000,000	$551
Underwriter’s warrants(4)	-	-		-	-
Ordinary shares, par value US$0.00001, underlying the underwriter’s warrants	50,000	$5.50		$275,000	$30.305
Total	1,050,000			$5,275,000	$581.305

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.
(3)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(4)	The Registrant will issue to the underwriter warrants to purchase a number of ordinary shares equal to an aggregate of 5% of the ordinary shares sold in the offering. The exercise price of the underwriter’s warrants is equal to 110% of the offering price of the ordinary shares offered hereby. The underwriter’s warrants are exercisable at any time, and from time to time, in whole or in part, within 5 years commencing from the effective date of the offering.